Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 15, 2024	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2023 NET INCOME

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended February 3, 2024 was $79.6 million, or $1.60 per share ($1.59 per share on a diluted basis). Net income for the fiscal year ended February 3, 2024 was $219.9 million, or $4.44 per share ($4.40 per share on a diluted basis).

Net sales for the 14-week fiscal quarter ended February 3, 2024 decreased 4.8 percent to $382.4 million from net sales of $401.8 million for the prior year 13-week fiscal quarter ended January 28, 2023. Comparable store net sales for the 14-week period ended February 3, 2024 decreased 9.6 percent from comparable store net sales for the prior year 14-week period ended February 4, 2023. Online sales decreased 12.4 percent to $65.5 million for the 14-week period ended February 3, 2024, compared to net sales of $74.8 million for the 13-week period ended January 28, 2023.

Net sales for the 53-week fiscal year ended February 3, 2024 decreased 6.3 percent to $1.261 billion from net sales of $1.345 billion for the 52-week fiscal year ended January 28, 2023. Comparable store net sales for the 53-week period ended February 3, 2024 decreased 8.0 percent from comparable store net sales for the prior year 53-week period ended February 4, 2023. Online sales decreased 10.3 percent to $206.5 million for the 53-week period ended February 3, 2024, compared to net sales of $230.4 million for the 52-week period ended January 28, 2023.

Net income for the fourth quarter of fiscal 2023 was $79.6 million, or $1.60 per share ($1.59 per share on a diluted basis), compared with $87.8 million, or $1.78 per share ($1.76 per share on a diluted basis) for the fourth quarter of fiscal 2022.

Net income for the fiscal year ended February 3, 2024 was $219.9 million, or $4.44 per share ($4.40 per share on a diluted basis), compared with $254.6 million, or $5.17 per share ($5.13 per share on a diluted basis) for the fiscal year ended January 28, 2023.

Management will hold a live audio webcast at 10:00 a.m. EDT today to discuss results for the quarter. To register for the live event, please visit https://buckle.zoom.us/webinar/register/WN_CBup_6qlSkqkYS6A6HUQIw. A replay of the event can be accessed through Buckle’s investor relations website within twenty-four hours after the conclusion of the live event (https://corporate.buckle.com/investors/earnings-webcasts).

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 442 retail stores in 42 states. As of the end of the fiscal year, it operated 444 stores in 42 states compared with 441 stores in 42 states at the end of fiscal 2022.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	14-Weeks Ended	13-Weeks Ended	53-Weeks Ended	52-Weeks Ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023 (1)

SALES, Net of returns and allowances	$382,383	$401,806	$1,261,102	$1,345,187

COST OF SALES (Including buying, distribution, and occupancy costs)	182,202	188,733	642,037	669,184

Gross profit	200,181	213,073	619,065	676,003

OPERATING EXPENSES:
Selling	85,937	84,515	291,018	293,891
General and administrative	17,741	18,621	56,988	53,980
	103,678	103,136	348,006	347,871

INCOME FROM OPERATIONS	96,503	109,937	271,059	328,132

OTHER INCOME, Net	6,834	4,213	18,156	6,924

INCOME BEFORE INCOME TAXES	103,337	114,150	289,215	335,056

INCOME TAX EXPENSE	23,756	26,308	69,296	80,430

NET INCOME	$79,581	$87,842	$219,919	$254,626

EARNINGS PER SHARE
Basic	$1.60	$1.78	$4.44	$5.17

Diluted	$1.59	$1.76	$4.40	$5.13

Basic weighted average shares	49,791	49,435	49,582	49,269
Diluted weighted average shares	50,148	49,856	49,955	49,631

(1) Derived from audited financial statements

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	February 3, 2024	January 28, 2023 (1)

CURRENT ASSETS:
Cash and cash equivalents	$268,213	$252,077
Short-term investments	22,210	20,997
Receivables	8,697	12,648
Inventory	126,290	125,134
Prepaid expenses and other assets	18,846	12,480
Total current assets	444,256	423,336

PROPERTY AND EQUIPMENT	489,037	466,321
Less accumulated depreciation and amortization	(360,200)	(353,919)
	128,837	112,402

OPERATING LEASE RIGHT-OF-USE ASSETS	280,813	271,421
LONG-TERM INVESTMENTS	24,993	20,624
OTHER ASSETS	10,911	9,796

Total assets	$889,810	$837,579

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$45,958	$44,835
Accrued employee compensation	49,827	55,490
Accrued store operating expenses	19,067	19,754
Gift certificates redeemable	16,667	16,777
Current portion of operating lease liabilities	85,265	89,187
Income taxes payable	4,672	—
Total current liabilities	221,456	226,043

DEFERRED COMPENSATION	24,993	20,624
NON-CURRENT OPERATING LEASE LIABILITIES	230,141	214,598
Total liabilities	476,590	461,265

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; 50,445,186 and 50,092,616 shares issued and outstanding at February 3, 2024 and January 28, 2023, respectively	504	501
Additional paid-in capital	192,686	178,964
Retained earnings	220,030	196,849
Total stockholders’ equity	413,220	376,314

Total liabilities and stockholders’ equity	$889,810	$837,579

(1) Derived from audited financial statements